Exhibit 99.1

For Further Information Contact

Eddie Northen (404) 888-2242

ROLLINS, INC. ANNOUNCES PASSING OF CHAIRMAN OF THE BOARD

ATLANTA, GEORGIA, August 18, 2020: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial service company, announced today the passing of R. Randall Rollins, the Company’s Chairman of the Board who died peacefully, surrounded by family. Mr. Rollins was 88 years old. Long-standing Board Members Gary W. Rollins, Vice Chairman and Henry B. Tippie, Lead Director, will continue in their respective leadership roles until succession plans are announced.

“The loss of Randall is felt profoundly, not only by our family, his friends and me, but also by generations of Rollins’ employees and colleagues who had the privilege of knowing him during his over 70 years of devotion to the Rollins companies,” said Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. “He exemplified the principles of integrity, innovation and dedication instilled by our father O. Wayne Rollins, who co-founded the company with his brother, John.”

“Randall’s deep sense of loyalty and appreciation of our valued employees and our businesses will be missed”, said Gary W. Rollins. “His strong moral compass and expansive business knowledge allowed him to steer many successful public and private companies in a variety of industries. He was always willing to consider something new, and if he became involved, he was determined to leave it better than he found it.”

Following high school, Mr. Rollins received an early business education while working for his uncle, John W. Rollins and his father, O. Wayne Rollins in their various start-up businesses in Delaware. Mr. Rollins later enlisted in the U.S. Coast Guard. Immediately following his military service, he married the former Peggy Hastings and resumed his business career working for his uncle at Rollins Leasing and his father at Rollins Broadcasting both located in Wilmington, DE.

As Rollins Broadcasting expanded, Mr. Rollins grew with it, working to expand the family’s radio and television business. In a move that shocked the business world and would ultimately be described as the first leveraged buyout in American business history, when Rollins Broadcasting purchased Orkin Pest Control in 1964 and soon diversified into other service industries. Following a corporate move from Wilmington, Delaware to Atlanta, Mr. Rollins ultimately headed this new business and for many years juggled his Orkin responsibilities with his brother Gary, while at the same time growing the media business, successfully expanding into outdoor advertising and cable television. Working alongside his father, Randall was instrumental in the successful transformation of the original broadcasting company into a more diversified service and media business which earned him a position on Rollins’ Board of Directors. Later as Rollins, Inc. entered the oil field service business, Mr. Rollins also assumed responsibility for this new venture.

In 1984, Rollins, Inc. split into three separate public companies: Rollins, Inc. (pest control), Rollins Communications, Inc. (Broadcasting and Outdoor Advertising), and RPC Energy Services, Inc. (oil and gas services). Mr. Rollins became the President and Chief Operating Officer of Rollins Communications as well as the Chairman of the Board, Chief Executive Officer, and President of RPC Energy Services, Inc. Following the death of his father in 1991, Mr. Rollins became the Chairman of the Board of Rollins, Inc. In 2001, Mr. Rollins became the Chairman of Marine Products Corporation following its formation as a spinoff from RPC, Inc. Mr. Rollins also oversaw the operations of the family’s numerous private companies and investments, including Hydradyne, LLC. and Rollins Ranches, LLC.

Mr. Rollins’ business insights and vast experience also made him a valued member of a number of public company Boards of Directors, including SunTrust Banks, Gold Kist, Dover Downs Gaming and Entertainment, and Dover Motorsports. His guidance was also valued on the Boards of Trustees of several educational institutions, including Emory University, Berry College and the Lovett School, as well as the Robert W. Woodruff Health Sciences Center Fund. He participated in a number of philanthropic endeavors, which have deeply impacted a wide range of educational, health care and other community efforts. Notable among these beneficiaries are Emory University, Berry College, Young Harris College, the Rollins Child Development Center, Winship Cancer Institute, Beebe Healthcare and Peachtree Road United Methodist Church where he was an active, long-time member.

Through his philanthropic efforts and participation on many Boards of Trustees, Mr. Rollins clearly valued education, even though he never acquired a college degree. Mr. Rollins was deeply honored and humbled to accept the honorary Doctor of Humane Letter degree from Emory University in May 2015.

Mr. Rollins was preceded in death by his parents, O. Wayne and Grace Crum Rollins, and his daughter, Rita Anne Rollins. He is survived by Peggy Hastings Rollins, his wife of 67 years, his children, Richard Rollins, Pamela Rollins, Robert Rollins, Timothy (Andrea) Rollins, Amy Rollins Kreisler (Nevin), his brother Gary W. Rollins (Kathleen), 18 grandchildren and four great-grandchildren.

Friends and colleagues are welcome to send memories and condolences to rrrcondolences@rollins.com.

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.